Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP
222 Berkeley Street, Suite 2000
Boston, MA 02116

+1 617 880-1800
orrick.com

December 9, 2021

Genesis Growth Tech Acquisition Corp.

Bahnhofstrasse 3, 6052 Hergiswil

Nidwalden, Switzerland

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Genesis Growth Tech Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 9, 2021 (the “462(b) Registration Statement”), of up to an additional 2,300,000 units of the Company (collectively, the “Units”), with each Unit consisting of (a) one Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company and (b) one-half of one redeemable warrant of the Company (each, a “Warrant”), with one whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share. The Units will be offered and sold as described in the Registration Statement (defined below) and pursuant to an underwriting agreement substantially in the form filed as an exhibit to the Registration Statement, entered into by and among the Company and representatives of the underwriters named therein (the “Underwriting Agreement”). The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-261248), initially filed by the Company on November 19, 2021 and declared effective by the Commission on December 8, 2021 (the “Registration Statement”).

In connection with rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the legal capacity of natural persons, and (d) the representations of officers and employees are correct as to questions of fact.

Genesis Growth Tech Acquisition Corp.

December 9, 2021

We have also assumed that that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units and the Shares and the Warrants included therein and duly authorized the issuance and sale of the Units and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the Cayman Islands and has the corporate power and authority to execute, deliver and perform all its obligations under the Units, the Public Warrant Agreement entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Public Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement and the Private Warrant Agreement entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Private Warrant Agreement” and, together with the Public Warrant Agreement, the “Warrant Agreements”), filed as Exhibit 4.5 to the Registration Statement; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Warrant Agreements have been duly authorized, executed and delivered by the Warrant Agent and the Company, and are valid, binding and enforceable agreements of each party thereto; (v) neither the execution and delivery by the Company of the Warrant Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units: (A) conflicts with or will conflict with the Memorandum of Articles of Association of the Company or the Amended and Restated Memorandum and Articles of Association of the Company; (B) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject; (C) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject; or (D) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (D) with respect to the laws of the State of New York); and (vi) neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Our opinion herein is limited to the laws of the State of New York.

Genesis Growth Tech Acquisition Corp.

December 9, 2021

Based upon the foregoing, we are of the opinion that:

1. The Units, when delivered and paid for pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Warrants, when delivered and paid for pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement or the 462(b) Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

ORRICK, HERRINGTON & SUTCLIFFE LLP